Exhibit 4.3

HYDROGENICS CORPORATION

DEFERRED SHARE UNIT PLAN FOR DIRECTORS

HYDROGENICS CORPORATION

DEFERRED SHARE UNIT PLAN FOR DIRECTORS

SECTION 1                               INTERPRETATION AND ADMINISTRATIVE PROVISIONS

1.1                               Purpose

The purpose of the Plan is to provide Eligible Directors with the opportunity to acquire Deferred Share Units in order to allow them to participate in the long term success of the Company and to promote a greater alignment of interests between the Eligible Directors and shareholders.

1.2                               Definitions

In this Plan, the terms set out below have the following meanings.

“Affiliate” means an affiliate of the Company, as the term “affiliate” is defined in paragraph 8 of the Canada Revenue Agency’s Interpretation Bulletin IT-337R4, Retiring Allowances [Consolidated], or any successor publication thereto.

“Applicable Deductions” has the meaning set out in Section 2.5.

“Award Date” means the date the Board awards Deferred Share Units under this Plan which shall be, unless otherwise determined by the Board, (i) for the purposes of Section 3.3(a), the last Business Day of each Fiscal Quarter, and (ii) for the purposes of Section 3.3(b), the last Business Day of each Fiscal Year.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day when banks in the City of Toronto, Ontario are not generally open for business.

“Committee” means the committee of the Board responsible for recommending to the Board the compensation of Eligible Directors, which, as at the effective date of the Plan, is the Human Resources & Corporate Governance Committee.

“Company” means Hydrogenics Corporation.

“Deferred Share Unit” means a right granted to a Participant to receive the cash equivalent of a Share on the terms set out in the Plan.

“Director” means a member of the Board.

“Dividend Deferred Share Units” has the meaning set out in Section 3.4.

“DSU Account” means the notional account of Deferred Share Units and Dividend Deferred Share Units maintained for each Participant.

“DSU Agreement” means a signed, written agreement between a Participant and the Company, substantially in the form attached as Schedule “B”, subject to any amendments or additions thereto as may, in the discretion of the Board, be necessary or advisable, evidencing the terms and conditions on which a Deferred Share Unit has been granted under this Plan.

“Election Form” means a document substantially in the form of Schedule “A”, subject to any amendments or additions thereto as may, in the discretion of the Board, be necessary or advisable.

“Eligible Director” means a Director who is not an employee of the Company.

“Fees” means the fees payable for serving as a Director, including annual retainer fees, meeting attendance fees and supplemental fees for committee chairmanships.

“Fiscal Quarter” means the three month periods ended March 31, June 30, September 30 and December 31 in each year.

“Fiscal Year” means the Company’s fiscal year which is currently December 31.

“Market Value” means the closing price of Shares on the Toronto Stock Exchange on the last trading day on which the Company’s Shares were traded occurring immediately prior to the applicable date, or if the Shares are not then traded on the Toronto Stock Exchange means the fair market value per Share as determined by the Board in its discretion.

“Participant” means any Eligible Director who holds Deferred Share Units.

“Person” means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative.

“Plan” means this Hydrogenics Corporation Deferred Share Unit Plan for Directors.

“Redemption Notice” means a notice in writing to redeem all or part of an Eligible Director’s Deferred Share Units under the Plan, in the form attached as Schedule “C”, subject to any amendments or additions thereto, as may, in the discretion of the Board, be necessary or advisable.

“Retirement Date” means, in respect of an Eligible Director, the earliest date on which both of the following conditions are satisfied: (i) the Eligible Director is not a member of the Board nor a member of the board of directors of an Affiliate, and (ii) the Eligible Director is not an employee of the Company or any Affiliate.

“Share” means a common share of the Company.

“Tax Act” means the Income Tax Act (Canada), R.S.C. (5th Supp.), c. 1, including the regulations promulgated thereunder, as amended from time to time.

1.3                               Interpretation

This Plan is to be interpreted as follows:

(a)                                  The use of headings is for ease of reference only and does not affect construction or interpretation of this Plan.

(b)                                 Where the context so requires, words importing the singular number include the plural and vice versa, and words importing the masculine gender include the feminine and neuter genders.

(c)                                  References to Sections and Subsections are references to sections and subsections in this Plan, unless otherwise specified.

(d)                                 All amounts paid or values to be determined under the Plan shall be in Canadian dollars.

(e)                                  Whenever the Board is to exercise discretion in the administration of the terms and conditions of this Plan or any Deferred Share Unit, the term “discretion” means the “sole and absolute discretion” of the Board.

(f)                                    Where the words “including” or “includes” appear in this Plan, they mean “including (or includes) without limitation”.

SECTION 2                               ADMINISTRATION

2.1                               Administration

This Plan will be administered by the Board and the Board has complete authority, in its discretion, to interpret the provisions of this Plan, provided that the Plan shall always be interpreted in such a manner that Plan and any Deferred Share Units granted hereunder continually meet the requirements of the exception to the definition of “salary deferral arrangement” in paragraph 6801(d) of the regulations to the Tax Act or any successor to such provision.  In administering and interpreting the Plan, the Board may adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan and make all other determinations and take all other actions necessary of desirable for the implementation and administration of this Plan which the Board determines, in its discretion, are necessary or advisable.  The Board’s determinations and actions within its authority under this Plan are final, conclusive and binding on the Company, its affiliates and all other Persons.

2.2                               Delegation to Committee

To the extent permitted by applicable law, the Board may, from time to time, delegate to the Committee all or any of the powers conferred on the Board under the Plan. In such event, references to the Board mean and include the Committee and the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decisions made or actions taken by the Committee arising out of or in connection with the administration or interpretation of this Plan within its authority under this Plan, are final, conclusive and binding all Persons.

2.3                               Eligibility

(a)                                  Participation in the Plan is entirely voluntary.

(b)                                 All Eligible Directors may participate in this Plan.

(c)                                  Eligibility to participate in the Plan does not confer upon any Person any right to be granted Deferred Share Units pursuant to this Plan.  In addition, no Participant has any claim or right to be granted a Deferred Share Unit (including, without limitation, a Deferred Share Unit granted in substitution for any Deferred Share Unit that has expired pursuant to the terms of this Plan).

2.4                               Exemption from Plan Participation

Notwithstanding any other provision of this Plan, if an Eligible Director is resident in a jurisdiction in which the award of Deferred Share Units might be considered to be income which is subject to taxation at the time of such award, the Eligible Director may elect not to participate in this Plan by providing a written notice to the Corporate Secretary of the Company, provided that such election shall be irrevocable and further provided that any notification by an Eligible Director under this Section 2.4 shall be delivered prior to the date any Deferred Share Units are credited to the Eligible Director’s DSU Account under this Plan and, in any case, within 30 days of the date on which the Eligible Director first becomes eligible to participate in this Plan.  Where such an election is validly made, no part of a Director’s Fees shall be paid in the form of Deferred Share Units under this Plan.

2.5                               Taxes and Other Source Deductions

The Company is authorized to deduct from any amount payable or credited hereunder such taxes and other amounts as it may be required by law to deduct or withhold, in such manner as it determines (the “Applicable Deductions”).

2.6                               Information

Each Participant shall provide the Company with all information the Company requires from that Participant in order to administer this Plan.

2.7                               Indemnification

Each member of the Board and Committee is indemnified and held harmless by the Company against any cost or expense arising out of any act or omission to act in connection with this Plan to the extent permitted by applicable law.  This indemnification is in addition to any rights of indemnification a Board or Committee member may have as Director or otherwise.

2.8                               Governing Law

This Plan shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

2.9                               Deferred Share Unit Agreements

All grants of Deferred Share Units under this Plan will be evidenced by DSU Agreements.  Any one of the President or Chief Financial Officer of the Company is authorized and empowered to execute on behalf of the Company and deliver an DSU Agreement to a Participant.

SECTION 3                                           DEFERRED SHARE UNITS

3.1                               Payment of Fees

The Fees for each Eligible Director are payable in quarterly instalments, in arrears, on each Award Date, and are payable in the form of: (a) Deferred Share Units; (b) cash; or (c) a combination of Deferred Share Units and cash, as elected by the Eligible Director in accordance with Section 3.2.

3.2                               Election

Each Eligible Director has the right to make an irrevocable election, once each calendar year, specifying the manner in which the Director wishes to receive his or her Fees by completing, signing and delivering to the Corporate Secretary of the Company the Election Form:

(a)                                  in the case of an existing Eligible Director, by the end of the calendar year preceding the year to which such election is to apply; or

(b)                                 in respect of the calendar year in which an Eligible Director is first elected or appointed to the Board and becomes an Eligible Director, as soon as possible after the individual becomes an Eligible Director and, in any event, no later than 30 days after the individual becomes an Eligible Director, with such election to apply only to that portion of such Eligible Director’s Fees that would otherwise be payable to the Eligible Director as compensation for services to be performed after the date of the election in the form of Deferred Share Units.

An Eligible Director may initiate or change the percentage of his or her Fees to be satisfied in the form of Deferred Share Units for any subsequent calendar year by completing and delivering to the Company a new written election no later than December 31 of the calendar year immediately preceding the calendar year to which the Fees relate.

If no election is made in respect of a particular calendar year, the Eligible Director will receive his or her Fees in the form indicated in such Director’s previous election, or if no previous election was made, the Eligible Director’s Fees will be paid in cash.

3.3                               Award of Deferred Share Units

(a)                                  Once Fees for a Fiscal Quarter have been determined, the number of Deferred Share Units to be awarded (including fractional Deferred Share Units) will be calculated by dividing (i) the dollar amount of the Fees that the Eligible Director elected to be paid in Deferred Share Units by (ii) the Market Value, as at the Award Date with fractions computed to three decimal places.

(b)                                 In addition to Deferred Share Units awarded pursuant to Section 3.3(a), the Board may, in its discretion, make awards to the Eligible Directors of Deferred Share Units as or in lieu of non-cash compensation.

(c)                                  Deferred Share Units will be fully vested in the Participant at the time awarded.  All Deferred Share Units (including fractional Deferred Share Units) will be credited to the Eligible Director’s DSU Account as of the Award Date.

3.4                               Reinvestment of Distributions

When dividends or distributions are paid on Shares, additional Deferred Share Units (“Dividend Deferred Share Units”) will be credited to the Participant’s DSU Account as at the payment date of the dividends or distributions in an amount determined by dividing the amount of the dividends or distributions payable on the number of Shares equal to the number of Deferred Share Units allocated to the Participant’s DSU Account by the Market Value of a Share on the payment date of the dividends or distributions.

3.5                               Redemption of the Deferred Share Units

(a)                                  Deferred Share Units can only be redeemed after the Retirement Date and must be redeemed no later than December 15 of the first calendar year after the year in which the Retirement Date occurs.

(b)                                 In the event of death, the Eligible Director’s legal representative shall be entitled to redeem the Deferred Share Units.

(c)                                  A redemption of Deferred Share Units may be made by delivering a Redemption Notice at any time after the Retirement Date and before December 1 of the first calendar year after the year in which the Retirement Date occurs.  If a Redemption Notice has not been received by the Company with respect to all of the Deferred Share Units of an Eligible Director before December 1 of the first calendar year after the year in which the Eligible Director’s Retirement Date occurs, a Redemption Notice will be deemed to be received on that date.  If that date is not a Business Day, the Redemption Notice will be deemed to be received on the last prior Business Day.

(d)                                 The Board may limit the number of partial redemptions to two.

(e)                                  Upon redemption, the Eligible Director shall receive a lump sum payment in cash equal to the number of Deferred Share Units recorded in the Eligible Director’s DSU Account on the date of redemption multiplied by the Market Value of a Share as at the date of redemption less any Applicable Deductions.

(f)                                    Notwithstanding any other provision of the Plan, all amounts payable to, or in respect of, an Eligible Director hereunder shall be paid, in all circumstances, prior to December 31 of the first (1st) calendar year commencing immediately after the Eligible Director’s Retirement Date.

3.6                               Effect of Redemption

A Participant will have no further rights, title or interest with respect to any Deferred Share Unit that has been redeemed.

3.7                               Reporting of Deferred Share Units

The Company will provide a statement of an Eligible Director’s DSU Account to each Eligible Director at least annually. Statements will contain such information as the Committee may determine from time to time or as otherwise may be required by law.

SECTION 4                               ADJUSTMENTS

4.1                               General

The provisions contained in this Plan and any DSU Agreement and the existence of any Deferred Share Units shall not affect in any way the right of the Company or its shareholders or affiliates to take any action including any change in the Company’s capital structure or its business, or any acquisition, disposition, amalgamation, combination, merger or consolidation, or the creation or issuance of any bonds, debentures, shares or other securities of the Company or of an affiliate  thereof or the determination of the rights and conditions attaching thereto, or the dissolution or liquidation of the Company or of any of its affiliates or any sale or transfer of all or any part of their respective assets or businesses, whether or not any such corporate action or proceeding would have an adverse effect on this Plan or any Deferred Share Units granted hereunder.

4.2                               Reorganization of Company’s Capital

If the Company effects, a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of an ordinary cash dividend), or if any other change is made in the capitalization of the Company that, in the opinion of the Board, would warrant the amendment or replacement of any existing Deferred Share Units in order to preserve proportionately the rights and obligations of the Participants, the Board will authorize such steps to be taken as may be equitable and appropriate to that end.

4.3                               Other Events Affecting the Company

In the event of an amalgamation, combination, or other reorganization involving the Company that, in the opinion of the Board, warrants the amendment or replacement of any existing Deferred Share Units in order to preserve proportionately the rights and obligations of the Participants, the Board will authorize such steps to be taken as may be equitable and appropriate to that end.

4.4                               Fractional Deferred Share Units

Fractional Deferred Share Units are permitted under this Plan.

4.5                               Participant’s Entitlement

Except as otherwise provided in this Plan, Deferred Share Units previously granted under this Plan are not affected by any change in the relationship between or ownership of the Company and an affiliate.

4.6                               Rights of Participant

The granting of any Deferred Share Unit is not to be construed as giving a Participant a right to remain as a Director.

4.7                               Amendment or Discontinuance

The Board may amend, suspend or terminate the Plan, or any portion thereof, at any time, subject to those provisions of applicable law (including the applicable rules, regulations and policies of any exchange, if any) that require the approval of shareholders or any governmental or regulatory body.

Except as expressly set forth in the Plan, no action of the Board may adversely alter or impair the rights of a Participant under any Deferred Share Units previously granted to the Participant without the consent of the affected Participant.

4.8                               Not a Salary Deferral Arrangement

Any action taken pursuant to Sections 4.2, 4.3, or 4.7 shall be such that the Plan and any Deferred Share Units granted hereunder continually meet the requirements of the exception to the definition of “salary deferral arrangement” in paragraph 6801(d) of the regulations to the Tax Act or any successor to such provision.

4.9                               Severability

If any provision of this Plan or any DSU Agreement is determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions are severable and enforceable in accordance with their terms, and all provisions will remain enforceable in any other jurisdiction.

4.10                        General Restrictions and Assignment

(a)                                  Except as required by law, the rights of a Participant under this Plan are not capable of being anticipated, assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant.

(b)                                 Rights and obligations under this Plan may be assigned by the Company to a successor in the business of the Company, any corporation resulting from any amalgamation, reorganization, combination, merger or arrangement of the Company, or any corporation acquiring all or substantially all of the assets or business of the Company.

4.11                        Market Fluctuations

(a)                                  No amount will be paid to, or in respect of, a Participant (or a Person with whom the Participant does not deal at arm’s length within the meaning of the Tax Act) under this Plan to compensate for or reduce the impact, in whole or in part, of a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

(b)                                 The Company makes no representations or warranties to Participants with respect to this Plan or the Deferred Share Units whatsoever.  Participants are expressly advised that the value of any Deferred Share Units will fluctuate as the trading price of the Shares fluctuates.

(c)                                  In seeking the benefits of participation in this Plan, a Participant agrees to exclusively accept all risks associated with a decline in the market price of the Shares and all other risks associated with the holding of Deferred Share Units.

4.12                        No Shareholder Rights

Under no circumstances shall Deferred Share Units be considered Shares or other securities of the Company, nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Company, nor shall any Participant (a) be considered the owner of, or (b) be entitled to receive Shares by virtue of the award of Deferred Share Units.

4.13                        Unfunded and Unsecured Plan

This Plan shall be unfunded and the Company will not secure its obligations under this Plan.  To the extent any Participant or his or her estate holds any rights by virtue of a grant of Deferred Share Units under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

4.14                        Ownership Requirements

The Deferred Share Units and Dividend Deferred Share Units credited to the Participant’s DSU Account are included in assessing a Participant’s ownership requirements, if any, in the Company.

4.15                        Non-Exclusivity

Nothing contained in this Plan prevents the Board from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval.

4.16                        Tax Consequences

It is the responsibility of the Participant to complete and file any tax returns and pay all taxes that may be required under Canadian and other tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan.  The Company will not be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan.

4.17                        Effective Date

This Plan will become effective June 22, 2009.

SCHEDULE A

HYDROGENICS CORPORATION

DEFERRED SHARE UNIT PLAN FOR DIRECTORS (the “Plan”)

ANNUAL ELECTION FORM

1.                                      Director’s Fees

I elect to receive my Director’s Fees for the calendar year ending December 31      as follows:

A.                                               % in Deferred Share Units

B.                                              % in cash

(Note:  The total amount of A and B must equal 100%.)

2.                                      I understand that:

•                                          All capitalized terms shall have the meanings attributed to them under the Plan.

•                                          All payments will be net of any Applicable Withholding Taxes.

Eligible Director Signature

Eligible Director Name (Please Print)

Date

Please return this Election Form to the Corporate Secretary by the close of business on             , 200      .

SCHEDULE B

HYDROGENICS CORPORATION

DEFERRED SHARE UNIT PLAN FOR DIRECTORS

DSU AGREEMENT

•

(the “Participant”)

Pursuant to the Hydrogenics Corporation Deferred Share Unit Plan for Directors (the “Plan”) established [date], a copy of which is attached to this DSU Agreement and in consideration of services provided to the Company by the Participant, the Company hereby grants to the Participant • Deferred Share Units.

All capitalized terms not defined in this agreement have the meaning set out in the Plan.

The Company and the Participant understand and agree that the granting and exercise of these Deferred Share Units are subject to the terms and conditions of the Plan, all of which are incorporated into and form a part of this agreement.

DATED                                             ,               .

HYDROGENICS CORPORATION

Per	c/s

I agree to the terms and conditions set out herein.

Signature

•

SCHEDULE C

HYDROGENICS CORPORATION

DEFERRED SHARE UNIT PLAN FOR DIRECTORS

To:                              The Corporate Secretary of Hydrogenics Corporation

Pursuant to the Hydrogenics Corporation Deferred Share Unit Plan for Directors (the “Plan”), I hereby give notice that I wish to redeem                           Deferred Share Units on                       .

Dated                                     .

Eligible Director Signature

Eligible Director Name (Please Print)

Date

ADDENDUM TO HYDROGENICS CORPORATION

DEFERRED SHARE UNIT PLAN FOR DIRECTORS

1.                                       Purpose

This is an Addendum to the Deferred Share Unit Plan for Directors of Hydrogenics Corporation (the “Plan”).

This Addendum to the Plan applies only to Participants who are United States citizens or residents (“US Participants”). Unless otherwise defined herein, capitalized terms shall have the respective meanings ascribed to them in the Plan.

The purpose of this Addendum is to ensure that compensation paid under the Plan to US Participants is not subject to tax under Section 409A of the Code, provided that the Company makes no representation that the payments provided under the Plan are or will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to payments under the Plan.

In the event that there is any conflict between the terms and conditions of the Plan and the provisions of this Addendum, except as noted in this Addendum, this Addendum shall govern.

2.                                       Definitions

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Regulations” means the United States Treasury Regulations promulgated under the Code.

“Separation from Service” means a “separation from service” with the Company within the meaning of, and that satisfies the requirement of, Section 409A of the Code, including U.S. Treas. Reg. §1.409A-1(h).

“Specified Employee” has the meaning set forth in Section 409A(a)(2)(B) of the Code.

3.                                       Administration

The Plan is intended to be administered in compliance with Section 409A of the Code and shall be construed and interpreted in accordance therewith.

4.                                       Redemption of the Deferred Share Units

Notwithstanding anything to the contrary in Section 3.5 of the Plan, the Company shall redeem all Deferred Share Units held by a US Participant on the first business day of the month following such US Participant’s Separation from Service, provided, however, if a US Participant is a “specified employee” of the Company (or a subsidiary) at the time of Separation from Service, then no payment on account of such Separation from Service shall be made to such US Participant until the first business day of the seventh month after such Separation from Service (or, if earlier, the date of death), at which time full payment shall be made, provided further that if the U.S. Participant is also subject to tax in respect of the Deferred Share Units under the provision of the Income Tax Act, (Canada), any payment must be made within the time period contemplated in Section 3.5(f) of the Plan.

5.                                       Acceleration Prohibited

The acceleration of the time or schedule of any payment under the Plan is prohibited, except as provided in the Regulations and administrative guidance promulgated under Section 409A of the Code.

6.                                       Tax Consequences

It is the responsibility of the US Participant to complete and timely file any tax returns which may be required under US tax laws as a result of the US Participant’s participation in the Plan.  The Company shall not be held responsible for any tax consequences to a US Participant as a result of such US Participant’s participation in the Plan.